UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-00595
Washington, D.C. 20549	Expires: February 28, 2006
SCHEDULE 14A	Estimated average burden hours per response......... 12.75

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule §240.14a-12

The Laclede Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

SEC 1913 (03-04) Persons who are to respond to the Collection of information contained in this form are not required to respond unless the form displays a currently valid OMB cotrol number.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

Notice of

ANNUAL MEETING
OF SHAREHOLDERS

and

PROXY STATEMENT

January 27, 2005

720 Olive Street
St. Louis, Missouri 63101

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time	10:00 a.m. on Thursday, January 27, 2005
Place	Marriott Pavilion Hotel One Broadway St. Louis, Missouri
Items of Business	1. To elect three members of the Board of Directors for three-year terms.
2. To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the 2005 fiscal year.
3. To transact such other business as may properly come before the meeting and any adjournment or postponement.
Record Date	You can vote if you are a common shareholder of record on December 1, 2004.
Annual Report	Our 2004 annual report was mailed with this proxy statement.

Your vote is important. Whether or not you plan to attend the annual meeting, PLEASE VOTE IN ONE OF THREE WAYS: (1) use the toll free telephone number shown on your proxy card; (2) visit the web site shown on your proxy card to vote via the Internet; or (3) mark, sign, date and promptly return the proxy card in the enclosed, pre-addressed, postage-paid envelope. If your shares are held by a broker, bank or nominee, it is important that you give them your voting instructions.

By the order of the Board of Directors,

MARY CAOLA KULLMAN
                Secretary

December 21, 2004

PROXY STATEMENT

OF

THE LACLEDE GROUP, INC.
720 Olive Street
St. Louis, MO 63101

INFORMATION ABOUT THE ANNUAL SHAREHOLDERS MEETING

This proxy statement is furnished to solicit proxies by the Board of Directors of The Laclede Group for use at the annual meeting of its shareholders to be held on January 27, 2005 and at any adjournment or postponement thereof. The meeting will be held at the Marriott Pavilion Hotel, One Broadway, St. Louis, Missouri at 10:00 a.m. The Company expects to mail this with the annual report for 2004 on or about December 21, 2004.

Annual Meeting Admission

If you are a shareholder of record, you may attend the annual meeting by checking in with The Laclede Group representatives at the desk outside the meeting room. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the meeting, you must show personal identification and proof of ownership of The Laclede Group common stock, such as a bank or brokerage account statement, at the desk.

Voting Matters

Who can Vote

Holders of record of The Laclede Group common stock at the close of business on December 1, 2004 are entitled to receive this proxy statement and to vote at the meeting. As of December 1, 2004 there were 21,023,982 shares of The Laclede Group common stock outstanding. You are entitled to one vote for each share owned of record on that date.

How you can Vote

Your vote is very important. There are three convenient voting methods:

Voting by Telephone.  You can vote your shares by telephone by calling the toll free telephone number on your proxy card. Telephone voting is available 24 hours a day. If you vote by telephone, you should not return your proxy card. Telephone voting facilities for shareholders of record will close at 11:59 p.m. on January 26, 2005.

Voting by Internet.  You can also vote via the Internet. The web site for Internet voting is on your proxy card, and voting is available 24 hours a day. If you vote via the Internet, you should not return your proxy card. Internet voting facilities for shareholders of record will close at 11:59 p.m. on January 26, 2005.

Voting by Mail.  If you choose to vote by mail, mark your proxy card, date and sign it, and return it in the pre-addressed, postage-paid envelope provided.

If you participate in The Laclede Group dividend reinvestment and stock purchase plan or in the Company Stock Fund of the Laclede Gas Wage Deferral Savings Plan, Salary Deferral Savings Plan, or MoNat Wage Deferral Savings Plan and you do not give voting instructions for shares owned by you through any of these plans, none of your shares held in the plans will be voted. If you participate in the Company Stock Fund of the Employees’ Profit Sharing and Salary Deferral Plan of SM&P Utility Resources, Inc. and you do not specify your voting instructions, the trustee of the plan trust will vote your shares in the same proportion as the shares for which voting instructions have been received. To allow sufficient time for voting by the administrators and trustee of the plans, your voting instructions must be received by January 24, 2005.

If you hold your shares through a broker, bank or other holder of record, please follow their directions for providing voting instructions.

How you may Revoke or Change your Vote

You can revoke your proxy at any time before it is voted at the meeting by:

•	sending timely written notice of revocation to the corporate secretary;

•	submitting another timely proxy by telephone, Internet or paper ballot; or

•	attending the annual meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy executed in your favor from the holder of record to be able to vote at the meeting.

Other Voting Matters

All shares that have been properly voted and not revoked will be voted at the annual meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted by those named in the proxy card as recommended by the Board of Directors.

If any other matters are properly presented at the annual meeting for consideration, the persons named in the enclosed proxy card will have the discretion to vote on those matters for you. As of the date this proxy statement was printed, we do not know of any other matter to be raised at the annual meeting.

How Votes are Counted

Each share of common stock represents one vote. As provided in The Laclede Group’s bylaws, holders of a majority of the shares entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum for the meeting.

•	The three director nominees receiving the greatest number of votes will be elected;

•	The affirmative vote of holders of a majority of shares participating in the voting is required for ratification of the appointment of independent public accountants. Abstentions and “broker non-votes” will not be counted as participating in the voting, and will therefore have no effect.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of holdings and transactions in The Laclede Group shares with the Securities and Exchange Commission and the New York Stock Exchange. Based on our records and information, in fiscal year 2004 our directors and executive officers met all applicable Securities and Exchange Commission reporting requirements.

Corporate Governance

Our Board of Directors consists of nine directors, two of whom are not standing for reelection. Of the remaining seven directors, the Board has determined six are independent: Messrs. Donald, Givens, Holman, Maritz, Nasser and Ms. Van Lokeren. Further, the Board determined that the two new nominees, Messrs. John P. Stupp, Jr. and Edward L. Glotzbach, are both independent. In determining the independence of directors, the Board used its Corporate Governance Guidelines that reflect the New York Stock Exchange standards of independence for board members, except the Board chose to retain the five-year “cooling-off periods” for all relationships, which is longer than the New York Stock Exchange three-year cooling-off period. The Corporate Governance Committee chair leads the executive sessions of the Board, which are held at least quarterly. The Board does not consider material Laclede Gas Company’s provision of natural gas service to any director or immediate family member of the director or director-related company pursuant to Laclede Gas Company’s tariffed rates.

Our Board has Corporate Governance Guidelines and each of the Corporate Governance, Compensation and Audit Committees has a charter. All of these documents, as well as the Code of Business Conduct, Financial Code of Ethics and other related documents are available in the investor services section of our website, www.thelacledegroup.com, under “corporate governance.” A copy of these documents will be sent to any shareholder upon request. All of the members of the Corporate Governance Committee, Compensation Committee and Audit Committee are independent, and the chair of the Audit Committee, Mr. Holman, meets the audit committee financial expert requirements.

Shareholders who desire to communicate with the outside directors should send correspondence addressed to the Corporate Governance Committee Chair, c/o The Laclede Group, Inc., 720 Olive Street, Room 1517, St. Louis, MO 63101. All appropriate shareholder correspondence is forwarded directly to the Corporate Governance Committee Chair. The Company does not, however, forward sales or marketing materials or correspondence not clearly identified as shareholder correspondence.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, consisting of three directors each. Three directors will be elected at the annual meeting to serve for a three-year term expiring at our annual meeting in the year 2008. Messrs. Robert P. Stupp and Robert C. Jaudes will not stand for reelection as under the bylaws they have reached the mandatory retirement age. Mr. Maritz, whose term will expire on January 27, 2005, will stand for reelection and Messrs. John P. Stupp, Jr. and Edward L. Glotzbach are nominees for directors with terms expiring in 2008. The persons named in the enclosed proxy card intend to vote proxies FOR the election of the three nominees listed below for terms expiring in 2008. If any nominee becomes unavailable for any reason before the meeting, which is not anticipated, the proxies received for that nominee will be voted for a person to be selected by our Board of Directors.

Information about the nominees and directors

Nominees for new term expiring in 2008:

Edward L. Glotzbach, 55, has served as Vice President and Chief Financial Officer at Technology Partners International, Inc., an organization that assists clients with the evaluation, negotiation, implementation and management of IT and business process sourcing initiatives, from October 2003 to the present. From 1970 to September 2003, he served in many positions with SBC Communications, with his most recent position there being Executive Vice President and Chief Information Officer for six years. He is a director of Visual Networks, Inc.

W. Stephen Maritz, 46, has been Chairman of the Board of Maritz Inc. since February 2001 and Chief Executive Officer since November 1998. Maritz Inc. provides performance improvement, marketing research and travel services on a global basis. Previously, he served as Vice Chairman from July 1994 to February 2001 and President from April 1997 to February 2001.

The Laclede Group director since:	2000
Laclede Gas director:	1999 – 2001

John P. Stupp, Jr., 54, has been President of Stupp Bros., Inc. since March of 2004 and Chief Executive Officer of Stupp Corporation since August of 1995. He previously served as Executive Vice President from April 1995 – March 2004 and Chief Operating Officer from April 1996 – March 2004. Stupp Bros., Inc. has two operating divisions: Stupp Bridge Company, a fabricator of steel highway and railroad bridges; and Stupp Corporation, producer of custom-made electrical resistance welded pipe for gas and oil transmission; and three subsidiaries: Hammert’s Iron Works, Inc., a fabricator of structural steel; Bayou Coating LLC, coating applicators for steel line pipe; and Midwest Bank Centre, a Missouri bank and member of the FDIC and Federal Reserve systems. He is the nephew of Robert P. Stupp, who is retiring after this annual meeting, and he serves as a director of Stupp Bros., Inc., Atrion Corporation, and International Fuel Technology.

The Board of Directors recommends a vote “FOR”
election of these nominees as directors.

Directors with term expiring in 2006:

Arnold W. Donald, 49, is Chairman of the Board of Merisant Company, a global corporation that manufactures and markets a variety of tabletop sweetener products with sales in over 100 countries. He has been Chairman of the Board since Merisant’s formation in March 2000 and served as its CEO from March 2000 to June 2003. From January 1998 to March 2000 he was Senior Vice President of Monsanto Company in St. Louis, Missouri and was responsible for Monsanto’s growth, globalization and technology initiatives. He is a director of Crown Cork & Seal Company, Inc., Oil-Dri Corporation of America, Russell Corporation, Carnival Corporation and The Scotts Company.

The Laclede Group director since:	2003

C.  Ray Holman, 62, is retired Chairman of the Board of Mallinckrodt Inc., provider of medical products. He was Chairman from October 1994 to December 2002, CEO to October 2000 and President from December 1992 to December 1995 of Mallinckrodt, Inc. He is a director of RehabCare Group.

The Laclede Group director since:	2000
Laclede Gas director:	1994 – 2001

William E. Nasser, 65, was, until October 2003, CEO of SouthWest NanoTechnologies, Inc., a privately held specialty chemical firm. He served as Chairman of Enchira Biotechnology Corp. from April 1998 to January 2003. He was President and Chief Executive Officer of Enchira from April 1998 to June 1999. He retired as Chairman of the Board, Chief Executive Officer and President of Petrolite Corporation in November 1995. He had served in that capacity since February 1992.

The Laclede Group director since:	2000
Laclede Gas director:	1994 – 2001

Directors with term expiring in 2007:

Dr. Henry Givens, Jr., 71, has been president of Harris-Stowe State College for the last 25 years. He is a director of Peabody Energy Corporation.

The Laclede Group director since:	2000
Laclede Gas director:	1992 – 2001

Mary Ann Van Lokeren, 57, has been Chairman and Chief Executive Officer of Krey Distributing Co., an Anheuser-Busch wholesaler, since December 1986. She is a director of Commerce Bancshares, Inc., Masco Corporation and D&K Healthcare Resources, Inc.

The Laclede Group director since:	2000
Laclede Gas director:	1992 – 2001

Douglas H. Yaeger, 55, has been Chairman of the Board, President and Chief Executive Officer of The Laclede Group since its inception in October 2000. He has been Laclede Gas’ Chairman of the Board since January 1999, Chief Executive Officer since January 1999 and President since December 1997. He is a director of First Banks, Inc.

The Laclede Group director since:	2000
Laclede Gas director since:	1998

The Board of Directors and Committees of the Board

The standing committees of the Board of Directors as of September 30, 2004, included the Audit Committee, the Compensation Committee and the Corporate Governance Committee. The Company uses its Corporate Governance Committee, along with its other responsibilities, to identify and recommend to the Board director nominees with qualifications set forth in the Corporate Governance Guidelines after considering the independence, knowledge, experience and capabilities represented on the Board. The Company normally does not pay any third party a fee to assist in this process.

During the 2004 fiscal year, there were eight meetings of our Board of Directors. All directors attended 75% or more of the aggregate number of meetings of the Board and applicable Committee meetings. It is the Company’s policy to strongly encourage our Board members to attend the annual meeting of shareholders. At the last annual meeting, all but one of the directors were in attendance.

The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities with respect to the quality and integrity of the financial statements, financial reporting process, and systems of internal controls. The Audit Committee also assists the Board in monitoring the independence and performance of the independent auditors, the internal audit department and the operation of ethics programs. The Audit Committee is composed of independent directors, as defined by New York Stock Exchange listing standards, and operates under a written charter adopted by the Board of Directors. The members of the Committee, all of whom are financially literate as interpreted by the Board of Directors in its business judgment, at fiscal year end were Dr. Henry Givens, Jr., C. Ray Holman (chairman and audit committee financial expert), W. Stephen Maritz and Mary Ann Van Lokeren. The Committee met five times in fiscal year 2004.

The Compensation Committee assists the Board in the discharge of its responsibility relative to the compensation of the Company’s senior executives, reviews and makes recommendations to the Board relative to the Company’s incentive compensation and equity-based plans, and makes recommendations to the Board regarding director compensation. The Committee members at fiscal year end were Arnold W. Donald, C. Ray Holman, William E. Nasser and Robert P. Stupp (chairman). The Committee met four times in fiscal year 2004. Each current Committee member is independent.

The Corporate Governance Committee considers and makes recommendations to the Board relative to corporate governance and its corporate governance guidelines and also assists the Board in identifying individuals qualified to become Board members. The Committee members at fiscal year end were C. Ray Holman, W. Stephen Maritz, William E. Nasser (chairman) and Robert P. Stupp. The Committee met once in fiscal year 2004. Each current Committee member is independent as defined in our guidelines and as defined by the New York Stock Exchange’s listing standards. While there is no set specific criteria for directors, the Committee generally will consider the appropriate skills and characteristics needed in light of the current make-up of the Board, including an assessment of the experience, diversity, age and skills represented on the Board. Generally, the Committee looks for persons who evidence personal characteristics of the highest personal and professional ethics, integrity and values; an inquiring and independent mind and practical wisdom and mature judgment; and expertise that is useful to the Company and complementary to the background and experience of other Board members. Mr. John P. Stupp was recommended to the Committee by one of our largest shareholders, Stupp Bros., Inc., and Mr. Glotzbach was recommended by the chief executive officer. All nominees were unanimously approved by the Committee and the Board of Directors.

The Committee will consider nominees to the Board recommended by shareholders. To be considered by the Committee, shareholders should make their submission to the Committee by the September 30 preceding the annual meeting by submitting it to Corporate Governance Committee Chair, c/o The Laclede Group, 720 Olive Street, St. Louis, MO 63101. Candidates properly recommended by shareholders will be evaluated by the Committee using the same criteria as applied to other candidates.

Audit Committee Report

The primary function of the Audit Committee is oversight. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting practices and policies as well as internal controls and procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and performing an independent audit of the financial statements in accordance with generally accepted accounting standards and to issue a report thereon. The Audit Committee is responsible for overseeing the conduct of these activities by Company management and the independent auditors.

In this context, the Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2004 with management and the independent auditors, Deloitte & Touche LLP. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended.

Deloitte & Touche LLP has provided the committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm’s independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2004.

Audit Committee
C. Ray Holman, Chairman
Henry Givens, Jr.
W. Stephen Maritz
Mary Ann Van Lokeren

Fees of Independent Auditor

The following table displays the aggregate fees for professional audit services for the audit of the financial statements for the fiscal years ended September 30, 2004 and 2003 and fees billed for other services during those periods by the Company’s principal accounting firm, Deloitte & Touche LLP.

	2004	2003
Audit fees (1)	$245,000	$232,000
Audit related fees (2)	84,000	59,000
Tax fees (3)	32,220	31,550
All other fees (4)	20,000	84,264
Total	$381,220	$406,814

(1)	Audit fees consisted of audit work performed in the preparation of financial statements as well as work generally only the independent auditors can reasonably be expected to provide, such as statutory audits.

(2)	Audit related fees consisted primarily of audits of employee benefit plans.

(3)	Tax fees consisted primarily of assistance with tax compliance and reporting.

(4)	All other fees in 2003 consisted of initial Sarbanes-Oxley Act Section 404 review and Equity Incentive Plan review and in 2004 consisted of continuing Section 404 review.

Since the adoption of the pre-approval policy described below, the Audit Committee has pre-approved all of the fees disclosed for fiscal year 2004, all fees since April 2003 when the policy was adopted, which on a fiscal year basis represented all of the “Audit related fees,” 27% of the “Tax fees” and 95% of its “All other fees” in fiscal year 2003.

Policy Regarding the Approval of Independent Auditor Provision of Audit and Non-Audit Services

Consistent with Securities and Exchange Commission requirements regarding auditor independence, the Audit Committee recognizes the importance of maintaining the independence, in fact and appearance, of our independent auditors. To this end, the Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. Under the policy, the Committee or its designated member must pre-approve services prior to commencement of the specified service, provided that all fees relative to compliance with Section 404 of the Sarbanes-Oxley Act may only be pre-approved by the Committee. The decision of the designated member will be reported to the Audit Committee at its next meeting. The requests for pre-approval are submitted to the Audit Committee or its designated member, as applicable, by both the independent auditor and the Company’s Chief Financial Officer with a joint statement as to whether in their view the request is consistent with the Securities and Exchange Commission’s rules on auditor independence. At each Committee meeting, the Audit Committee reviews a report summarizing the services, including fees, provided by the independent auditor; a listing of pre-approved services provided since its last meeting; and a current projection presented similar to that included in this proxy statement, of the estimated annual fees to be paid to the independent auditors.

Compensation of Directors

Retainer and Fees

Directors who were not employees of The Laclede Group during fiscal year 2004 received an annual retainer fee of $18,000. Also, during fiscal year 2004, all directors received a fee of $2,000 for each Board meeting attended personally, and $1,000 for each Board meeting attended via telephone conference call. Directors received fees of $1,000 for each committee meeting attended personally and $500 if attended via teleconference. Each chairman of a committee of the Board received an additional $2,500 annual fee, except the audit committee chair who received a $4,500 retainer. Effective October 1, 2004, the annual retainer, which is paid monthly, increased from $18,000 to $20,000. Under the deferred income plan described later in this proxy statement, the directors have been able to defer up to 100% of their fees and retainers. In light of recent legislation governing such plans, management is reevaluating the structure and operation of the plan.

Non-Employee Director Plans

Messrs. Holman, Nasser, Givens, and R. P. Stupp and Ms. Van Lokeren participate in a retirement plan for non-employee directors. This plan was amended in November 2002 so that no participants are allowed in the plan who were not already vested prior to November 1, 2002. Thus, Messrs. Donald and Maritz do not participate in the plan nor will Messrs. J. P. Stupp, Jr., and Glotzbach be eligible to participate in the plan. Pursuant to the plan, the participant, or his or her designated beneficiary, would, following the discontinuance of the participant’s service as a director (or following the participant’s attaining 65 years of age, if the participant is not at least 65 years old at the time of such discontinuance of service), receive an annual retirement payment amount equal to the annual Board retainer fee at the time of such participant’s discontinuance of service. At the July 2004 Board meeting, the Board approved an amendment to the plan that freezes the retainer for purposes of calculating the benefit at $18,000. The annual payments to the retired participant continue until that participant’s death, but if that participant dies before receiving at least ten annual payments, then that participant’s designated beneficiary, during that beneficiary’s lifetime, receives the remainder of the first ten annual payments that the deceased participant would have received.

Since 1990, the Company has had a restricted stock plan for non-employee directors. In January 2003 shareholders approved the plan with amendments. Under this plan, each new non-employee director, including one who is elected to the Board at a time other than an annual meeting of shareholders, receives an initial grant of 800 shares of restricted stock. Annually thereafter, each non-employee director who is not a participant in the retirement plan for non-employee directors will receive on the annual meeting date an additional grant of 350 shares for service rendered during the year preceding the annual meeting, while each non-employee director who is a participant in the retirement plan for non-employee directors will receive an annual grant of 200 shares on the annual meeting date for the prior year’s service. At the July 2004 Board meeting, the Board, by plan amendment, increased the annual grants, effective October 1, 2004, to 450 shares and 300 shares, respectively. A total of 50,000 shares of common stock are authorized for grants under the plan until its expiration on November 1, 2012. Shares for grants under the plan are purchased on the open market by the trustee and held in trust by the trustee for the account of the non-employee director participants until they are vested. Any shares that are forfeited are available for future grants. Participants receive cash dividends declared and paid on the Company’s common stock and may vote the shares awarded even while the shares are restricted. Restricted shares may not be sold, pledged or otherwise transferred, except in accordance with the terms of the plan. Shares vest depending on the participant’s age entering the plan and years of service as a director. In January 2004, Messrs. Holman and Nasser each received a grant of 200 non-vested shares; Dr. Givens, Mr. R. P. Stupp and Ms. Van Lokeren each received a grant of 200 vested shares. Messrs. Maritz and Donald each received a grant of 350 non-vested shares. During the year, Mr. Nasser became vested in 1/2 of his non-vested shares due to reaching age 65.

Beneficial Ownership of Laclede Group Common Stock

The table below shows as of October 1, 2004 the number of shares of our common stock beneficially owned by (i) Stupp Bros., Inc., 3800 Weber Road, St. Louis, Missouri 63125, the only person or entity who, as of October 1, 2004, is known to beneficially own 5% or more of common stock, (ii) each director and director nominee, (iii) each named executive officer listed in the Summary Compensation Table, and (iv) all directors, nominees and executive officers as a group.

Amount and Nature of Ownership

Name	Shares Beneficially Owned (1)		Percent of Class
B. C. Cooper	4,387	(2)	*
A. W. Donald	1,150	(3)	*
H. Givens, Jr.	3,200		*
E. L. Glotzbach	0		*
C. R. Holman	3,800	(3)	*
R. C. Jaudes	28,076	(4)	*
W. S. Maritz	2,100	(3)	*
W. E. Nasser	3,800	(3)	*
K. J. Neises	5,832	(2)(5)	*
M. C. Pendergast	3,206	(2)	*
R. E. Shively	7,500	(2)	*
J. P. Stupp, Jr.	1,155,000	(6)	5.5%
R. P. Stupp	1,161,232	(6)	5.5%
M. A. Van Lokeren	4,200		*
D. H. Yaeger	16,145	(2)	*
Stupp Bros., Inc	1,155,000	(6)	5.5%
All directors and executive officers (21) as a group	1,265,319		6%

(1)	Except as otherwise indicated, each person has sole voting and investment power with respect to all of the shares listed.

(2)	Includes options exercisable currently and within 60 days for the following number of shares under the Equity Incentive Plan: B. C. Cooper — 3,125; K. J. Neises — 3,750; M. C. Pendergast — 1,500; R. E. Shively — 7,500; D. H. Yaeger — 10,000.

(3)	Includes restricted, nonvested shares granted under the Restricted Stock Plan for Non-Employee Directors, as to which each recipient has sole voting power and no current investment power, as follows: A. W. Donald — 1,150; C. R. Holman — 2,800; W. S. Maritz — 2,100; and W. E. Nasser — 1,400.

(4)	Includes 11,333 shares owned jointly with spouse.

(5)	Includes 1,500 restricted, nonvested shares granted under the Equity Incentive Plan as to which the recipient has sole voting power and no current investment power.

(6)	Stupp Bros., Inc. owns these 1,155,000 shares. Each of the Messrs. Stupp is a director and Executive Officer of Stupp Bros., Inc. and has an interest in a voting trust that controls 100% of the stock of Stupp Bros., Inc. Mr. R. P. Stupp owns 6,232 shares in his own name.

*	Less than one percent.

Summary Compensation Table

The table that follows presents information about compensation for the chief executive officer and four other most highly compensated executive officers, as defined by the Securities and Exchange Commission, of the Company and its subsidiaries for the last three fiscal years.

						Long-Term Compensation
		Annual Compensation				Awards
						Restricted Stock Awards (4)(5)	Securities Underlying Options (5)	Payouts LTIP Payouts (6)
Name and Principal Position (1)	Year	Salary	Bonus (2)		Other Annual Compensation (3)				All Other Compensation (7)
D. H. Yaeger	2004	$477,308	$226,300		$ –0–	$ –0–	40,000	$99,545	$11,975
Chairman of the Board,	2003	457,150	159,300		–0–	–0–	40,000	98,443	11,987
President and CEO	2002	419,400	25,000		15,000	–0–	–0–	95,093	9,527
K. J. Neises	2004	$286,133	$110,900		$ –0–	$43,275	15,000	$47,086	$35,419
Executive Vice President —	2003	271,967	72,300		–0–	–0–	15,000	46,565	33,709
Energy & Administrative Services	2002	254,833	–0–		–0–	–0–	–0–	45,309	25,902
R. E. Shively	2004	$250,500	$ 75,000		$ –0–	$ –0–	15,000	10,163	$ 1,587
Senior Vice President —	2003	246,333	39,900		–0–	–0–	15,000	$10,050	1,301
Business & Services Development	2002	240,000	50,000	(8)	96,078	–0–	–0–	7,538	501
B. C. Cooper	2004	$222,933	$ 65,000		$ –0–	$ –0–	12,500	$ –0–	$ 9,691
Chief Financial Officer	2003	216,433	26,400		–0–	–0–	10,000	–0–	1,781
M. C. Pendergast	2004	$150,500	$ 40,000		$ –0–	$ –0–	6,000	$ –0–	$ 6,680
Vice President —	2003	145,000	26,500		–0–	–0–	6,000	–0–	6,611
Associate General Counsel	2002	137,458	–0–		–0–	–0–	–0–	–0–	5,574

(1)	Mr. Cooper first joined the Company in September 2002.

(2)	Fiscal year 2004 includes bonuses earned in that year but payable in the subsequent fiscal year. Fiscal year 2003 was a transition period wherein four executive officers received a cash bonus awarded in January 2003 based upon their accomplishments in fiscal year 2002 prior to the implementation of the new management bonus plan, and one awarded in October 2003 under the new management bonus plan, based on fiscal year 2003 results.

(3)	The amounts in this column reflect fees paid to Mr. Yaeger for attendance at Board of Directors and Board committee meetings in fiscal year 2002. Effective October 1, 2002, these fees are no longer paid to directors who are also officers of the Company. For Mr. Shively, this column includes a $96,078 gross-up payment in fiscal year 2002 for taxes on his living and relocation expenses and fees incurred in fiscal year 2001. The named executive officers received certain perquisites, including personal use of Company vehicles, club dues, and group term life insurance, which did not exceed the SEC disclosure threshold.

(4)	The dollar value in this column is based on the closing market price of the Company’s common stock on the date the restricted stock was awarded, which was $28.85 on November 5, 2003. The value of the restricted shares at September 30, 2004, using the closing market price on that date, was $43,845. These shares will fully vest on November 1, 2005. The participant has voting privileges and receives dividend payments relative to the restricted stock.

(5)	The Equity Incentive Plan contains provisions for the accelerated lapsing of restrictions on restricted stock and accelerated exercisability of options in the event of termination of the participant’s employment within two years following a change in control, which includes the purchase or other acquisition of beneficial ownership of 30% or more of the Company’s then outstanding shares of common stock, or a majority of the Board elected by actual or threatened election contest, or shareholder approval of reorganization, merger or consolidation following which the Company’s shareholders do not own more than 50% of the surviving entity’s voting power in the election of directors; liquidation or dissolution of the Company or sale of all or substantially all of the Company’s assets.

(6)	The amounts in this column reflect dividend equivalents paid under the incentive compensation plan to the named executive officer during the three most recent fiscal years. For a more detailed discussion of the plan, see the Long-Term Incentive Plan discussion beginning on page 10.

(7)	This column includes for 2002, 2003 and 2004 fiscal years, respectively, (a) above-market interest on deferrals under the original deferred income plan (Mr. Neises, $6,302, $7,774 and $8,233); (b) above-market interest on deferrals under the current deferred income plan (Mr. Yaeger, $3,110, $4,000 and $3,899; Mr. Neises, $13,433, $17,986 and $19,120; Mr. Cooper, $-0-, $987 and $1,682; and Mr. Shively, $380, $1,180 and $1,585); (c) matching contributions under the salary deferral savings plan, which was established under Section 401(k) of the Internal Revenue Code (Mr. Yaeger, $6,296, $7,866 and $8,074; Mr. Neises, $6,046, $7,828 and $8,064; Mr. Cooper, $-0-, $673 and $8,007; and Mr. Pendergast $5,574, $6,490 and $6,678; and (d) the Company-paid premiums for supplemental travel and accident insurance for accidental death or dismemberment with benefits of up to $250,000 (approximately $121 for each named executive officer in 2002 and 2003 and $2 for each named executive officer in 2004).

(8)	This bonus reflects an employment bonus paid upon Mr. Shively’s completion of one year of service with the Company.

Option Grants in Fiscal 2004

This table shows all options to purchase our stock granted to each of our named executive officers in 2004 and the present value at the date of grant calculated using the binomial option pricing model. These options were granted under the Equity Incentive Plan approved by shareholders at the annual meeting in January 2003.

	Individual Grants
Name	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	Grant Date Present Value (2)
D. H. Yaeger	40,000	18%	$28.85	11/5/2013	$248,800
K. J. Neises	15,000	7%	$28.85	11/5/2013	$ 93,300
R. E. Shively	15,000	7%	$28.85	11/5/2013	$ 93,300
B. C. Cooper	12,500	6%	$28.85	11/5/2013	$ 77,750
M. C. Pendergast	6,000	3%	$28.85	11/5/2013	$ 37,320

(1)	Options vest in four equal annual installments, beginning on November 8, 2004.

(2)	Calculated using binomial option pricing model with assumed 25% volatility, 4.3% risk-free rate, 4.6% dividend yield and 96 month expected life of options.

Total Options Exercised in Fiscal 2004 and Year-End Value

This table gives information for options exercised by each of the named executive officers in fiscal 2004 and the value (stock price less exercise price) of the remaining options held by those executives at year-end, using the average ($29.23) of the high and low trading price of our common stock on September 30, 2004.

			Number of Securities Underlying Unexercised Options Held at 9/30/04		Value of Unexercised In-the-Money Options at 9/30/04
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
D. H. Yaeger	10,000	$68,000	–0–	70,000	$ –0–	$194,000
K. J. Neises	3,750	$26,925	–0–	26,250	$ –0–	$ 72,750
R. E. Shively	–0–	$ –0–	3,750	26,250	$22,350	$ 72,750
B. C. Cooper	2,500	$17,392	–0–	20,000	$ –0–	$ 49,450
M. C. Pendergast	1,500	$10,200	–0–	10,500	$ –0–	$ 29,100

Note: Recent federal legislation that will become effective January 1, 2005 will impact several plans described in the proxy statement, although in some cases further guidance from the Internal Revenue Service is needed to determine the precise impact. As a result, as soon as practicable following such guidance, the Board will likely approve amending, freezing, replacing or supplementing these plans.

Long-Term Incentive Plans — Awards in Last Fiscal Year

Under the long-term incentive plan, each participant may be granted a certain number of share units that are credited with quarterly dividend equivalent payments and an annual deferred compensation amount. The persons entitled to participate in the plan and the number of share units awarded to the participants is determined by the Compensation Committee and approved by the Board of Directors. Because the shareholders approved the equity incentive plan at the January 2003 annual meeting, the Board determined not to make any further awards under this incentive plan. Messrs. Yaeger, Neises and Shively have 73,465, 34,750 and 7,500 share units previously awarded under the long-term incentive plan and continue to receive dividend equivalent payments and earn an annual deferred compensation amount. Of those awards, Messrs. Yaeger, Neises and Shively are vested, respectively, in 45,500, 29,750 and 0 of those units.

The amount of dividend equivalent payments made to the named executive officers during the last fiscal year is disclosed in the “LTIP Payouts” column in the Summary Compensation Table. In addition, each year a deferred compensation adjustment is made with respect to each share unit outstanding at the end of the most recent fiscal year in an amount equal to the increase or decrease in the per share consolidated retained earnings for that year. During the fiscal year ended September 30, 2004, each share unit was credited $.47 as a deferred compensation amount. A participant forfeits all rights to the share units if his employment is terminated for any reason other than retirement, death, disability or resignation by the participant after a hostile change in control of the Company.

For each share unit awarded to a participant prior to January 26, 1995, the participant or the participant’s spouse, as the case may be, is entitled to receive all dividend equivalent payments and deferred compensation adjustments on each share unit during the participant’s lifetime, and, after the participant’s death, during the lifetime of the participant’s spouse, regardless of the participant’s age at retirement. For each share unit awarded after January 26, 1995, the participant or the participant’s spouse is only entitled to receive the dividend equivalent payments and deferred compensation amounts if the participant retired after age 65 or retired before age 65 but, based on the participant’s age at the time of the award, was employed by the Company after the date of the award of the share unit for the number of years set forth below:

Age at Date of Award	Number of Years of Service Required Following the Date of Such Award
61 and older	2
55–60	4
54 and under	5

Pension Plan

The table below shows estimated annual benefits payable at a normal retirement date under the employees’ retirement plan and the supplemental retirement benefit plan.

Pension Plan Table
Estimated Annual Benefits Upon Retirement

Average Final Compensation	Years of Service
	15	20	25	30	35
200,000	58,986	78,648	98,310	117,972	137,634
250,000	74,736	99,648	124,560	149,472	174,384
300,000	90,486	120,648	150,810	180,972	211,134
350,000	106,236	141,648	177,060	212,472	247,884
400,000	121,986	162,648	203,310	243,972	284,634
450,000	137,736	183,648	229,560	275,472	321,384
500,000	153,486	204,648	255,810	306,972	358,134
550,000	169,236	225,648	282,060	338,472	394,884
600,000	184,986	246,648	308,310	369,972	431,634
650,000	200,736	267,648	334,560	401,472	468,384
700,000	216,486	288,648	360,810	432,972	505,134
750,000	232,236	309,648	387,060	464,472	541,884
800,000	247,986	330,648	413,310	495,972	578,634
850,000	263,736	351,648	439,560	527,472	615,384

“Average final compensation” is the greater of: (a) the annual average of the highest compensation for 36 consecutive calendar months during the participant’s last 120 months of service; and (b) the annual average of the highest compensation for three consecutive calendar years during the participant’s last ten calendar years of service. Compensation used for pension formula purposes is the type of compensation included as “Salary” and “Bonus” in the Summary Compensation Table.

Benefits shown in the table (the calculation of which, in some cases, takes into account the portion of average final compensation in excess of Social Security covered compensation, and, in other cases, is calculated after the deduction of Social Security offset amounts) assume retirement at age 65, the years of service shown, continued existence of the current plans without substantial change and payment in the form of a single life annuity. Years of service as of September 30, 2004 for the persons named in the Summary Compensation Table are as follows: D. H. Yaeger, 13 years; R. E. Shively, 3 years; K. J. Neises, 20 years; B. C. Cooper, 2 years; and M. C. Pendergast, 10 years.

Other Plans

Executive Salary Protection Plan

The executive salary protection plan entitles the designated beneficiaries of a participating executive officer to receive certain payments upon the executive officer’s death. The amount of the payment is determined based upon the annual salary of the executive officer, whether the executive officer was actively employed or retired and the age of the executive officer, all as of the time of the executive officer’s death. If the executive officer dies prior to retirement, his beneficiary shall receive, payable monthly, an aggregate amount equal to this annual salary at death for the first year following the officer’s death. In each of the nine years following that first year, his beneficiary shall receive, payable monthly, an aggregate amount equal to 1/2 his annual salary at death. If the officer dies after retirement, but before age 70, his beneficiary shall receive, payable in four equal installments, an aggregate amount equal to twice the officer’s annual salary at retirement. If the officer dies after retirement and after age 70, his beneficiary shall receive, payable in two equal installments, an aggregate amount equal to the officer’s annual salary at retirement. Of the named executive officers, only Messrs. Yaeger and Neises have been offered participation in this plan.

Management Continuity Protection Plan

The management continuity protection plan entitles the participating officer to receive a lump sum payment if the executive officer’s employment is terminated for any reason (other than death, disability or for actions involving moral turpitude) within 42 months, in the case of most officers, or 54 months, in the case of the president and any executive vice president, after a change in control of the Company. Each of the named executive officers participates in the plan. The amount of the payment is determined by multiplying the officer’s average annual compensation for the five-year period preceding the termination by two, but the payment can be reduced depending upon the period of time that the officer remained employed following the change in control, and the number of months until the officer would attain the age of 65. Under the plan, a “change in control” is deemed to have occurred when any person becomes a beneficial owner, directly or indirectly, of the Company’s outstanding securities representing:

•	more than 50% of the voting power of the Company; or

•	at least 30% but not more than 50% of the voting power of the Company and a majority of the outside members of the Board of Directors determine that a change in control has occurred.

In March 2004, Mr. Yaeger’s severance benefits agreement expired and was not renewed or extended. He now participates in this plan.

Deferred Income Plans

Directors, officers and certain key employees may defer income under deferred income plans in years in which the Board of Directors from time to time determines to open up the plan to allow deferrals during one or more succeeding annual periods and to allow new participants in the plan. Participants were allowed to make deferrals during the 2004 calendar year. Under the current plans during each deferral period, a non-employee director participant may defer up to 100% of fees and retainers and an employee participant may defer up to 15% of his or her annual salary (excluding incentive compensation). The deferrals, along with earnings thereon at rates not to exceed the greater of: (i) six to nine percent per annum, depending on the circumstances; and (ii) the annual corporate bond rates specified by Moody’s Investors Service plus one to three percent per annum depending on the circumstances, form the basis for certain benefits payable to the participant upon retirement, death or disability before retirement, or termination before age 55. In the event a participant, following a change in control, terminates his or her status as a director or employee for good reason, or is terminated without cause, such participant is entitled to receive a lump sum benefit in the amount equal to the greater of: (i) the present value of the account balance under the plan to which the participant would be entitled if he or she had continued to make deferrals during the remainder of the annual deferral period and if he or she had terminated his or her status as a director or employee after reaching normal retirement age (for this purpose, age 70 for all directors, and age 65 for all other participants); and (ii) the amount of the participant’s account balance.

Prior to these plans, there was a deferred income plan (Deferred Income Plan I) that was closed to participation after 1990. The Deferred Income Plan I had similar terms except the earnings on deferrals could not exceed the greater of (i) twelve percent per annum and (ii) the annual corporate bond rates specified by Moody’s Investors Service plus four percent per annum.

Notwithstanding anything to the contrary set forth in any of the Company’s or Laclede Gas’ filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement, in whole or in part, the Compensation Report Regarding Executive Compensation, Performance Graph and Audit Committee Report contained in this proxy statement shall not be incorporated by reference into any such filings.

Compensation Committee Report Regarding Executive Compensation

The compensation committee of the Board of Directors (“Committee”) administers the executive compensation program and assists the Board in its responsibility relative to the compensation of the Chief Executive Officer (CEO) and other officers. After review and approval by the Committee, all significant matters relating to executive compensation are submitted to the Board for consideration and approval, with CEO compensation approved by the independent members of the Board.

The philosophy of the Committee as it relates to executive compensation is that the CEO and other officers should be compensated at levels designed to attract, motivate, and retain talented executives who are capable of leading the Company in achieving its business objectives in an environment of increasing complexity, competition, and change; to promote and reward excellent performance; and to encourage management development.

Base Salary

Base salaries are reviewed on a regular basis and may be adjusted annually. They may also be adjusted to recognize a promotion and/or the assignment of increased responsibilities. With regard to the CEO and officers, the Committee considers: (1) the CEO’s recommendations as to compensation for all other officers; (2) the scope of responsibility, experience and individual performance; (3) internal fairness and equity among positions held by each officer; (4) general cognizance of pay practices of major companies within the St. Louis region as well as within the industry for executives of comparable responsibility; and (5) corporate performance. Evaluation of corporate performance in fiscal year 2003 took into account the Company’s earnings, other financial and operating results as well as specific accomplishments. The Committee approves the salaries of officers based on the individual’s achievement of predetermined individual performance objectives, market-based salary ranges and a matrix that establishes potential salary increases dependent upon the executive’s placement within the salary grade as well as the executive’s level of performance. The base salaries of officers were adjusted effective February 1, 2004.

Management Bonus Plan

Based on fiscal year performance, the management bonus plan allows officers and select key contributors the opportunity to earn cash bonuses based on the attainment of corporate goals as well as individual business objectives. For fiscal year 2004, the Committee approved the corporate and individual performance objectives with associated thresholds and pre-set ranges for approximately 30 employees. For 2004, the key performance indicators for the corporate objectives were based on earnings per share, the customer satisfaction ranking among peer companies derived from an annual Gas Residential Customer Satisfaction survey by J. D. Power & Associates and the aggregate attainment level of all participants’ individual objectives. The Committee assessed the extent to which the corporate objectives and individual objectives were met and approved the level of bonuses, which were awarded in October 2004.

Equity Incentive Plan

The Committee also decided to award non-qualified stock options (“NQSOs”) under the equity incentive plan, which was approved by shareholders on January 30, 2003, to executives and other key personnel. The NQSOs have a ten-year term and vest in equal installments over four years, although the options may vest earlier if a participant is terminated without cause within two years after a change in control. On November 5, 2003, the Committee granted NQSOs to purchase 224,000 shares to 56 participants.

CEO Compensation

In determining the total compensation package of the CEO for 2004, the Committee considered the CEO’s performance in meeting goals and objectives, awards granted to the CEO in prior years and awards granted to other CEOs at comparable companies. In January 2004, the Committee reviewed the Company’s performance in fiscal year 2003, noting Mr. Yaeger’s leadership in: (1) the attainment of record earnings for fiscal year 2003, (2) the realization of significant cost benefits upon the completion of the risk management strategies at the gas utility, (3) significant growth in LER business results, (4) the implementation of the Infrastructure System Replacement Surcharge for Laclede and other gas utilities, (5) the successful restructuring and refinancing of SM&P operations, and (6) his leadership on compliance with Sarbanes-Oxley Section 404 and other corporate governance requirements. In January 2004, the Board of Directors, after considering the various factors and accomplishments described above, granted Mr. Yaeger an increase in base salary. In the fall of 2004, Mr.Yaeger was awarded a cash bonus based on fiscal year 2004 performance as outlined above under the management bonus plan, and NQSOs for 40,000 shares under the equity incentive plan.

Compensation Committee
Robert P. Stupp, Chairman
Arnold W. Donald
C. Ray Holman
William E. Nasser

Performance Graph

The following performance graph compares the performance of The Laclede Group’s common stock to the Standard & Poor’s 500 Stock Index and to the Standard & Poor’s Utilities Index for The Laclede Group’s last five fiscal years. The graph assumes that the value of the investment in The Laclede Group’s common stock and each index was $100 at September 30, 1999, and that all dividends were reinvested. The information contained in this graph is not necessarily indicative of future performance.

Comparison Of 5-Year Cumulative Total Return
The Laclede Group, S&P 500, and S&P Utilities

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, upon recommendation of its Audit Committee, recommends that you ratify the appointment of Deloitte & Touche LLP, certified public accountants, to audit the books, records and accounts of The Laclede Group and its subsidiaries for the fiscal year ending September 30, 2005. It is expected that a representative of Deloitte & Touche LLP will be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Your Board of Directors Recommends a Vote “FOR” The Ratification of
The Appointment of Deloitte & Touche LLP as
Independent Public Accountants

OTHER MATTERS

Requirements, including deadlines, for submission of proxy proposals, nomination of directors and other business of shareholders

Under the rules of the Securities and Exchange Commission, shareholder proposals intended to be included in the proxy statement for the annual meeting of shareholders in January 2006 must be received by the corporate secretary of The Laclede Group at its principal office at 720 Olive Street, St. Louis, Missouri 63101 by August 23, 2005.

Also, the procedures to be used by shareholders to recommend nominees to the Corporate Governance Committee are outlined on page 5 of this proxy statement. If a shareholder seeks to nominate a person or make a shareholder proposal from the floor of the annual meeting in January 2006, notice must be received by the corporate secretary at the Company’s principal executive offices no later than November 28, 2005 and not before October 29, 2005 (not less than 60 days nor more than 90 days, respectively, prior to January 27, 2006). Also, such proposal must be, under law, an appropriate subject for shareholder action to be brought before the meeting.

The Chairman of the Board may refuse to allow the transaction of any business or to acknowledge the nomination of any person not made in compliance with the procedures set forth in the bylaws of The Laclede Group.

Proxy solicitation

We will pay the expense of soliciting proxies. Proxies may be solicited on our behalf by officers or employees in person or by telephone, electronic transmission or facsimile transmission. We have hired Morrow & Co. to assist us in the solicitation of proxies for a fee of $6,000 plus expenses for those services.

THE LACLEDE GROUP, INC. C/O UMB BANK - NA 928 GRAND BOULEVARD, 13TH FLOOR KANSAS CITY, MO 64106

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

Your Internet and telephone votes authorize the named proxies to vote these shares to the same extent as if you marked, signed, dated and returned the proxy card.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Laclede Group, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

IF YOU VOTE BY INTERNET OR TELEPHONE,

PLEASE DO NOT RETURN YOUR PROXY BY MAIL.

THANK YOU FOR YOUR VOTE

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	LACLEDE	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE LACLEDE GROUP, INC.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the nominee’s number on the line below.

1.	Election of directors:
	01) Edward L. Glotzbach 02) W. Stephen Maritz 03) John P. Stupp, Jr.	0	0	0

	Vote on Proposal					For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as independent auditors.					0	0	0

Please date and sign exactly as your name appears.  If shares are held by joint tenants, both must sign.  If signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

For comments, please check this box and write them on the back where indicated.	0

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)			Date

720 Olive Street
Saint Louis, Missouri 63101

December 21, 2004

To our shareholders:

We are pleased to invite you to our annual meeting of shareholders to be held on January 27, 2005 at 10:00 a.m. at the Marriott Pavilion Hotel, One Broadway, St. Louis, Missouri.

Every vote is important. You can vote in one of three ways: use the toll-free number shown on your proxy card, visit the website shown on your proxy card to vote via the Internet, or mark, sign, date and promptly return the proxy card in the enclosed postage paid envelope. We ask that you please vote your proxy – even if you plan to attend the meeting.

At this year’s meeting, we are seeking your vote for the election of three directors and the ratification of appointment of independent accountants. Both of these proposals are described in the enclosed proxy statement.

If you plan on attending the meeting and you are a shareholder of record, you may attend the annual meeting by checking in with our representatives at the desk outside the meeting room. If these shares are held in the name of a bank, broker or other holder of record and you plan to attend the meeting, you must show proof of ownership of our common stock at the desk.

We thank you in advance for your vote this year.
Sincerely,

/s/ Douglas H. Yaeger

Douglas H. Yaeger
Chairman of the Board, President
and Chief Executive Officer

▲ FOLD AND DETACH HERE ▲

THE LACLEDE GROUP, INC. Annual Meeting of Shareholders January 27, 2005 YOUR VOTE IS IMPORTANT!

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mary C. Kullman, Barry C. Cooper, Douglas H. Yaeger and each of them as the undersigned's proxies (with power of substitution) to represent and to vote at the annual meeting of shareholders of
The Laclede Group, Inc. to be held January 27, 2005 at 10:00 a.m., at the Marriott Pavilion Hotel,
One Broadway, St. Louis, Missouri, and at any adjournment(s) or postponements(s) therof, subject to the directions designated below.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S).  IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2 AND IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Comments:

(If you noted any comments above, please mark corresponding box on the reverse side.)

(To be signed on reverse side)